EXHIBIT 10.8

March 12, 2021

Greg Hart

Dear Greg:

This letter agreement amends and restates the offer letter between you and Compass, Inc. (the “Company” or “Compass”)1, dated February 3, 2020 (the “Prior Agreement”) effective March 1, 2021.

You will continue to work in the role of Chief Product Officer, reporting to the Company’s Chief Executive Officer.

1.    Cash Compensation. In this position, the Company will pay you an annual base salary payable in accordance with the Company’s standard payroll schedule. Your pay will be periodically reviewed as a part of the Company’s regular reviews of compensation; provided, however, that you and the Company mutually agree to renegotiate your compensation structure, beginning on the second anniversary of your employment at Compass.

Provided you achieve the relevant agreed upon objectives and key results (“OKRs”) for each calendar year, you will be eligible to receive a cash bonus (the “Cash Bonus”) in an amount up to $200,000, as determined by the Company in its sole discretion. The Cash Bonus for your first calendar year will be prorated for the portion of the calendar year during which you worked for the Company. Each Cash Bonus will be payable by March 15th following the end of the calendar year being measured.

2.    Incentive Payments. For the remaining duration of your first year of continuous employment with the Company as its Chief Product Officer you shall remain eligible to receive a one-time set of quarterly bonuses in an aggregate total amount of $2,900,000 (collectively, the “First Incentive Payments,” and each individually, a “First Incentive Payment”), less any amounts paid to you prior to the date of this letter agreement, where each quarterly bonus amount is equal to $725,000, with each paid within thirty days of the end of the applicable quarter, subject to applicable taxes and withholdings. In the event that your employment with the Company is terminated for any reason, either voluntarily by you or by Compass for Cause (as defined below), prior to the first (1st) anniversary of your receipt of any First Incentive Payment, you shall immediately repay such First Incentive Payment, in full, and the Company, at its option, shall have the automatic right to offset any compensation owed to you against such First Incentive Payment, unless prohibited by law.

During your second year of continuous employment with Compass as its Chief Product Officer you shall receive a one-time set of quarterly bonuses in an aggregate total amount of $2,900,000 (collectively, the “Second Incentive Payments,” and each individually, a “Second Incentive Payment”), where each quarterly bonus amount is equal to $725,000, with each paid within thirty days of the end of the applicable quarter, subject to applicable taxes and withholdings. In the event that your employment with the Company is terminated for any reason, either voluntarily by you or by Compass for Cause, prior to the first (1st) anniversary of your receipt of any Second Incentive Payment, you shall immediately repay such Second Incentive Payment, in full, and the Company, at its option, shall have the automatic right to offset any compensation owed to you against the Second Incentive Payment, unless prohibited by law.

[1]	Any reference to the Company will be understood to include any direct or indirect subsidiary of the Company that employs you, including Compass, Inc.

In order to receive the First Incentive Payments and/or the Second Incentive Payments, you must be employed in good standing with Compass on any applicable scheduled payment date.

For purposes of this Section 2, “Cause” means the occurrence of any of the following: (i) any willful, material violation by you of any law or regulation applicable to the business of the Company, your conviction for, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, or any willful perpetration by you of a common law fraud; (ii) your commission of an act of personal dishonesty in connection with the Company or any other entity having a business relationship with the Company; (iii) any material breach by you of any provision of any agreement or understanding the Company and you have regarding the terms of your service as an employee, officer, director or consultant to the Company, including without limitation, your failure to meet performance criteria reasonably set forth by the Company as may be amended from time to time, your willful and continued failure or refusal to perform the material duties required of you as an employee, officer, director or consultant of the Company, or a breach of any applicable invention assignment and confidentiality agreement or similar agreement between you and the Company; (iv) your disregard of the policies of the Company so as to cause or potentially cause loss, damage or injury to the property, reputation or employees of the Company, or (v) any other misconduct by you which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company.

3.    Vacation. You will continue to be entitled to an annual maximum of 25 days of paid vacation, as more fully explained in our vacation policy, which addresses accruals, scheduling, and carryover.

4.    Employee Benefits. You will continue to be eligible to participate in a number of Company- sponsored benefits to the extent that you comply with the eligibility requirements of each such benefit plan. The Company, in its sole discretion, may amend, suspend or terminate its employee benefits at any time, with or without notice. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

5.    Termination Benefits. You will continue to be eligible to receive change in control and severance payments and benefits under the Change in Control and Severance Agreement (the “Severance Agreement”) between you and the Company, dated March 12, 2021, attached to this offer letter as Exhibit A.

6.    Confidentiality Agreement. By signing this letter agreement, you reaffirm the terms and conditions of the Employee Proprietary Information, Inventions and Arbitration Agreement by and between you and the Company.

7.    No Conflicting Obligations. You understand and agree that by signing this letter agreement, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

8.    Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

9.    General Obligations. As an employee, you will be expected to continue to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. You will also be expected to continue to comply with the Company’s policies and procedures. The Company is an equal opportunity employer.

10.    At-Will Employment. Your employment with the Company continues to be for no specific period of time. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason. Any contrary representations which may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Board of Directors.

11.    Withholdings. All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

[SIGNATURE PAGE FOLLOWS]

This letter agreement supersedes and replaces any prior understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter (other than the Severance Agreement), including, without limitation, the Prior Agreement. This letter will be governed by the laws of New York, without regard to its conflict of laws provisions.

Very truly yours,

COMPASS, INC.

/s/ Robert Reffkin
By:	Robert Reffkin
Founder & CEO

ACCEPTED AND AGREED:

GREG HART

/s/ Greg Hart
Signature

March 12, 2021
Date

[SIGNATURE PAGE TO AMENDED AND RESTATED OFFER LETTER]